UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(a)-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Materials Pursuant to §240.14a-12

Allianz Funds

Allianz Funds Multi-Strategy Trust

(Name of Registrant as Specified In Its Charter)

1633 Broadway

New York, New York 10019

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identifying the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

ALLIANZ FUNDS

ALLIANZ FUNDS MULTI-STRATEGY TRUST

1633 Broadway, New York, New York 10019

For proxy information, please call 833-934-2736

For account information, please call:

1-800-498-5413 (Institutional Class, Class R6, Class P and Administrative Class)

1-800-988-8380 (Class A, Class C and Class R Shares)

Dear Shareholder:

On behalf of the Board of Trustees (the “Board”) of each of Allianz Funds (“Allianz Funds”) and Allianz Funds Multi-Strategy Trust (“MST,” and together with Allianz Funds, the “Trusts”), we are pleased to invite you to a combined special meeting (the “Meeting”) of the Shareholders of the Trusts scheduled for 10:00 a.m., Eastern time, on October 28, 2020, to be held virtually via live audio webcast at https://www.viewproxy.com/allianzfunds/broadridgevsm/, to approve a series of changes to the series of the Trusts (each a “Fund” and collectively, the “Funds”) that will allow a transition to a new management structure (the “Transition”) in line with the strategic partnership described below.i

On July 7, 2020, Allianz Global Investors U.S. LLC (“AllianzGI U.S.”), the current investment adviser to each Fund, announced that it had agreed to a strategic partnership with Virtus Investment Partners, Inc. which operates a multi-boutique asset management business. Central to the strategic partnership, and subject to certain Shareholder approvals and additional terms and conditions, affiliates of Virtus Investment Partners, Inc. will become investment adviser, distributor and/or administrator of certain of the Funds, as described in the accompanying Proxy Statement, as well as other AllianzGI U.S.-managed products. AllianzGI U.S. teams will continue to manage each Fund in a sub-advisory capacity. AllianzGI U.S.’s Dallas-based Value Equity team, formerly known as NFJ Investment Group, will join Virtus as an affiliated manager. As discussed further in the Proxy Statement, for those series of the Trusts continuing operations after the Transition (the “Continuing Funds”), Virtus has agreed to contractually limit each Continuing Fund’s expenses for two years from the closing of the Transition, so that each Continuing Fund’s net total expenses do not exceed current levels. Though the Transition will result in significant changes for the Funds, it is not expected to directly result in any change to the personnel responsible for managing the Funds’ assets or the composition of the Funds’ portfolios or in any increase in the fees or expenses borne by Fund Shareholders.

At the upcoming special Meeting, Shareholders will be asked to consider and vote with respect to certain proposals related to the Transition. Specifically, Shareholders will be asked to consider:

•	Approval of the election of thirteen (13) Trustees by Shareholders of each Trust. Three (3) nominees are currently Trustees of one or more of the Trusts;

•	Approval of a new investment advisory and sub-advisory agreements that will be necessary to complete the Transition;

•	Approval of operating under exemptive relief that would permit Virtus Investment Advisers, Inc. to manage the Funds under a manager-of-manager structure; and

•	Approval of a change in the classification of AllianzGI Focused Growth Fund from a “diversified” fund to a “non-diversified” fund by Shareholders of the Fund.

[i]

In light of uncertainties relating to the novel coronavirus pandemic (“COVID-19”), the Trusts reserve the flexibility to change the date, time, location or means of conducting the Meeting. In the event of such a change, the Trusts will issue a press release announcing the change and file the announcement as definitive additional soliciting material on the U.S. Securities and Exchange Commission’s EDGAR system, and take all other reasonable steps necessary to inform other intermediaries in the proxy process and other relevant market participants of such change among other steps. Although no decision has been made, the Trusts may consider imposing additional procedures or limitations on Meeting attendees, subject to any restrictions imposed by applicable law. The Trusts plan to announce these changes, if any, at www.us.allianzgi.com, and encourage you to check this website prior to the Meeting.

Each Trust’s Board has unanimously approved these proposals for the Trusts and recommends that each Shareholder vote for each proposal on which he or she is entitled to vote.

No matter how many shares you own, your timely vote is important. If you are not available to attend the Meeting, then please promptly give your voting instructions by telephone or via the internet by following the enclosed instructions, or you may vote by completing, signing, dating and returning the proxy card in order to avoid the added cost of follow-up solicitations. If you vote by telephone or via the internet, you will be asked to enter a unique code that has been assigned to you, which is printed on your proxy card. This code is designed to confirm your identity, provide access to the voting site and confirm that your instructions are properly recorded. If you have any questions regarding the Proxy Statement, please call Broadridge Financial Solutions, Inc. at 833-934-2736.

Thank you in advance for your participation in this important vote.

Sincerely,

Thomas J. Fuccillo
President and Chief Executive Officer

New York, New York

September 15, 2020